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                                                                      EXHIBIT 11


                        COMPUTATION OF PER SHARE EARNINGS

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                                                                        Quarter Ended                      Six Months Ended
                                                                           June 25,                              June 25,
                                                               --------------------------------       --------------------------
                                                                    1997             1996                1997             1996
                                                                    ----             ----                ----             ----
Net Income                                                      $ 8,471,000        $10,020,000        $15,713,000        $16,958,000

Shares used to compute
   earnings per share                                            19,227,776         19,218,548         19,225,019         19,218,268

Earnings Per Share                                              $      0.44        $      0.52        $      0.82        $      0.88

Shares used to compute
   earnings per share including
   common stock equivalents - Primary Basis                      19,404,140         19,362,676         19,376,427         19,380,606

Primary Earnings Per Share                                      $      0.44        $      0.52        $      0.81        $      0.87

Shares used to compute
   earnings per share including
   common stock equivalents - Fully Diluted Basis                19,420,911         19,380,886         19,418,154         19,380,606

Fully Diluted Earnings Per Share                                $      0.44        $      0.52        $      0.81        $      0.87
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